Exhibit 10.1

AMENDED AND RESTATED SECONDMENT AGREEMENT

This Amended and Restated Secondment Agreement (this “Agreement”), dated April 6, 2015 but effective as of April 1, 2014 (the “Effective Date”), confirms the terms and conditions which will apply during the international, long-term assignment of Ritty van Straalen (“you” or “your” or “Employee”) to the office of SFX Entertainment, Inc. in New York/NY (the “Company” and, together with the Employee, the “Parties” and each, a “Party”).  This Agreement amends and restates in its entirety that certain agreement by and among the Home Company, ID&T/SFX North America LLC and Employee, dated as of January 9, 2013 (the “Initial Secondment Agreement”).

The international, long-term assignment offered to you herein is subject to you securing a passport, necessary work permit and visa in accordance with Section 1(b), the costs of which will be reimbursed by the Home Company (as defined below), and your acceptance of the terms and conditions outlined in this Agreement.  All conditions laid down in your employment agreement with ID&T Enterprise BV, de Entree 300, 1101 EE Amsterdam, the Netherlands (“the Home Company”) dated June 1, 2004, remain applicable and the Parties acknowledge and agree that during the Term, you shall be working under such employment agreement; provided, however, that in the event of any conflict between the terms of this Agreement and the terms of such employment agreement, or any other agreement Employee has with any of the parties hereto, the terms of this Agreement shall control.  All allowances deriving from your international, long-term assignment will cease upon your repatriation.

For the purpose of this international, long-term assignment, your home country will be the Netherlands (the “Home Country”) and the host country will be the United States of America (the “US” or the “Host Country”).  Your international, long-term assignment will commence on January 1, 2013 and will end on January 1, 2016, in accordance with the terms and conditions of this Agreement.  Your position at the Company will be Chief Executive Officer and President of Live Entertainment.  The term of this Agreement shall commence on the Effective Date and shall continue until January 1, 2016 (the “Term”).

In consideration of the promises and mutual covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

1.                                      EMPLOYMENT.

a.                                      The Dutch Employment Option.  Following the expiration of the Term, Employee shall decide whether to repatriate to the Home Country or remain in the Host Country as an employee of the Company.  In the event that Employee elects to repatriate to the Home Country (the “Dutch Employment Option”), Employee shall do so by providing the Chief Executive Officer of the Company with written notice of his intent to exercise the Dutch Employment Option no less than ninety (90) calendar days prior to such requested repatriation.  In the event that Employee elects to exercise the Dutch Employment Option, the Parties shall agree, in writing, upon the terms and conditions of an employment agreement to govern Employee’s employment with the Home Company (or an affiliate thereof) in the Home Country, which employment agreement shall be governed by Dutch law (the “Dutch Employment Agreement”).  In the event that Employee elects to remain in the Host Country, the Parties shall agree, in writing, upon the terms and conditions of an employment agreement to govern Employee’s employment with the Company (or an affiliate thereof) in the Host Country, which employment agreement shall be governed by New York law and shall treat Employee as a US resident (the “US Employment Agreement”).  Regardless of whether Employee enters into a Dutch Employment Agreement or a US Employment Agreement, such employment agreement shall provide for (i) a term of thirty nine (39) months (the “Extended Term”) and (ii) the same position, salary, bonus, benefits and severance payment, in the aggregate, as provided for in this Agreement; provided, however, that such employment agreement shall not include any of the benefits set forth in Sections 2(d)-(f) and in Sections 2(j)-(o).

Upon Employee’s exercise of the Dutch Employment Option, if at all, Employee shall be entitled to receive a one-time, lump sum payment of $8,000 to assist with any costs and expenses incurred by Employee in connection with his repatriation to the Home Country (the “Repatriation Expenses”).

b.                                      Eligibility to Work; Immigration Law Compliance.  Employee acknowledges and agrees that, so long as Employee is a resident of the US, his employment during the Term is subject to and conditioned upon (i) the successful application for and maintenance of all immigration visa(s), work permit(s), and related documentation and permissions required to authorize Employee to work in the US, and Employee’s ability to provide documents which prove his identity and demonstrate his authorization to work in the US, in compliance with the Immigration Reform Act; (ii) Employee’s ability to legally work for the Company in the US and his execution of such documents as may be requested or required for the commencement and continuation of such employment; and (iii) Employee executing, obtaining, and, as applicable, delivering to the Company any and all necessary visa forms and/or other documents required by applicable immigrations laws or regulations for his employment in the US.  Employee shall use best efforts in securing any such immigration visas, work permits, and related documents and permissions; provided, however, that the failure of Employee to secure any such immigration visas, work permits, and related documents and permissions shall be deemed to have the same effect as if Employee had exercised the Dutch Employment Option.

2.                                      COMPENSATION AND BENEFITS.  Subject to the terms and conditions of this Agreement, specifically including Section 1(a), the Company hereby agrees to pay or otherwise provide Employee with the following compensation and benefits during the Term:

a.                                      Annual Salary.  The Company shall pay Employee a base salary equal to $352,800.00 per year (the “Annual Salary”), less applicable taxes, withholdings, and deductions, and any other deductions that may be authorized by Employee, from time to time, in accordance with applicable federal, state and/or local law.  The Parties acknowledge and agree that, until such time as Employee repatriates to the Home Country, if at all, Employee is a US resident for tax purposes and is subject to taxation in accordance with applicable law.  The Annual Salary shall be payable in monthly installments or otherwise in accordance with the Company’s standard payroll practices and procedures, as in effect from time to time.

Employee acknowledges and understands that his position of employment with the Company is considered “exempt,” as that term is defined under the Fair Labor Standards Act and applicable state or local law.  As an exempt employee, Employee is not eligible to receive overtime pay.

Notwithstanding the foregoing, the Annual Salary may be reviewed by the Company from time to time and may be subject to upward adjustment, in the Company’s sole discretion, based upon a review and consideration of various factors, including but not limited to Employee’s performance and the Company’s overall financial performance.

b.                                Bonus.  The Company shall pay Employee a guaranteed bonus equal to $150,000.00 per year (as it may be adjusted from time to time, the “Annual Bonus”), less applicable taxes, withholdings, and deductions, and any other deductions that may be authorized by Employee, from time to time, in accordance with applicable federal, state and/or local law.  The Annual Bonus shall be payable in accordance with the Company’s standard payroll practices and procedures, as in effect from time to time, but in no event later than March 31st of the following year.

During the Term, Employee will be eligible to participate in any applicable annual incentive compensation plan, program and/or arrangement as may be established by the Chief Executive Officer of the Company from time to time.  During the Term, for each calendar year, Employee may have a target and/or discretionary bonus opportunity under such plan, program and/or arrangement, if any, in an amount to be established by the Chief Executive Officer of the Company.  Such amount (the “Discretionary Bonus”) may be based on the satisfaction of certain performance criteria to be established by the Chief Executive Officer of the Company and the payment thereof may be made, in the sole discretion of the Company, in cash and/or stock.  The failure of the Company to award Employee any Discretionary Bonus shall not give rise to any claim by Employee against the Company.

c.                                 Stock Options.  Employee has been granted 500,000 stock options at an exercise price of $5.23 per share (the “Grant”).  The Grant will vest over 5 years in accordance with the following schedule: (i) 20% on October 30, 2014, and (ii) 20% on each of the first four anniversaries of the Effective Date, with 20% of the Grant becoming exercisable on each such anniversary.  The Grant is part of, and is subject to, the Company’s 2013 Equity Compensation Plan, as amended (the “Plan”).

The Company hereby agrees that Employee’s option grant pursuant to that certain Nonqualified Stock Option Award Agreement, dated as of November 8, 2014 (the “2013 Option Agreement”), and all prior grants made to Employee under the Plan, are hereby amended such that Employee shall have the full ten-year term to exercise the options granted thereunder if Employee ceases to be employed by the Company for any reason other than termination by the Company for Cause or the voluntary termination by Employee (which shall not include by reason of his death, Disability, Constructive Termination or Change of Control (as such terms are defined in the 2013 Option Agreement)).

d.                                Ordinary Income Tax Equalization.  Employee will be subject to an ordinary income tax equalization plan in order to mitigate any disadvantage to Employee with respect to Employee’s ordinary income taxes as a result of Employee’s residence in the US as opposed to the Home Country.  In furtherance of the foregoing, in each year of the term that Employee is a US resident for tax purposes, after Employee files his tax return for the previous calendar year (the “Tax Return”), the Company’s tax advisors shall prepare an estimate (i) of Employee’s aggregate combined tax rate in the US (including any applicable state and local income taxes) for such previous calendar year (the “US Tax Rate”), and (ii) of Employee’s hypothetical aggregate combined tax rate that Employee would have paid had he been employed in the Home Country and been considered a Dutch resident for tax purposes in such previous calendar year (the “Dutch Tax Rate”), in each case, solely with respect to Employee’s ordinary income received from the Company except as may be provided by Section 2(e).  In calculating the US Tax Rate and the Dutch Tax Rate, the Company’s tax advisors shall (x) use the actual deductions claimed by Employee on his respective Tax Return(s) and (y) subsequently determine the estimated ordinary income tax that Employee would have to pay in the US (the “US Tax Amount”) and in the Netherlands (the “Dutch Tax Amount”).  If the US Tax Amount is greater than the Dutch Tax Amount, then the Company shall pay Employee an amount equal to such difference (the “Tax Equalization Payment”) within 30 days of such determination (the “Tax Determination Date”).  If the Dutch Tax Amount is greater than the US Tax Amount (such difference, the “Excess Amount”), then neither Party shall be obligated to make any payment to the other Party; provided, however, that the Excess Amount shall be credited to future Tax Equalization Payments in chronological order until such credit is exhausted.  Notwithstanding anything in this Agreement, (1) the calculation of the US Tax Amount and the Dutch Tax Amount shall in all cases exclude the effects of any Tax Equalization Payment, and (2) the Parties acknowledge and agree that it is Employee’s sole responsibility to file his Tax Returns on a timely basis and to pay any amounts that may be due in connection therewith, except as set forth in Section 2(j).

In the event that, subsequent to the Tax Determination Date, Employee’s US Tax Amount or Dutch Tax Amount is adjusted for a particular calendar year as a result of an audit or amendment, then the Company’s tax advisors shall re-compute the US Tax Amount and the Dutch Tax Amount as if any such changes had been reflected in Employee’s applicable Tax Return and the terms and conditions of the previous paragraph shall apply to any additional tax payment (or tax credit) that may be due; provided, however, that the Company shall pay any interest or penalty in connection with any such tax audit or amendment unless such interest or penalty is the result of information or data that was provided by Employee.

e.                                 Capital Gains Tax Equalization.  Employee represents and warrants that Employee beneficially owns 71,487 shares of common stock of the Company (the “Shares”).  In the event that, in connection with a Change of Control Transaction, (i) Employee is required to sell the Shares, and (ii) at the time of such sale,

Employee is a US resident and is subsequently required to pay capital gains taxes in connection with such sale, then any such capital gains shall be included in the calculation of the US Tax Rate, the Dutch Tax Rate, the US Tax Amount and the Dutch Tax Amount, to the extent applicable; provided, however, that if the terms of such Change of Control Transaction allow for a tax-free reorganization, then Employee shall participate in such tax-free transaction and any capital gains subsequently realized by Employee shall not be included in the calculation of the US Tax Rate, the Dutch Tax Rate, the US Tax Amount or the Dutch Tax Amount.

For the avoidance of doubt, any capital gains earned by Employee in connection with the purchase or sale of any securities or assets other than the Shares shall not be subject to the terms and conditions of this Section.

For purposes of this Agreement, the term “Change of Control Transaction” shall mean the occurrence of either of the following events:

(1)         any “person” or “group” as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), is or becomes in a single transaction or a series of related transactions the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or other business combination or purchase, of 50% or more of the total voting power of the voting stock of the Company (whether directly or indirectly through the voting stock of any direct or indirect parent of the Company); or

(2)         the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any person in a transaction in which, immediately after the consummation thereof, the persons beneficially owning, directly or indirectly, voting stock representing 50% or more of the total voting power of the voting stock of the Company immediately prior to such consummation do not beneficially own, directly or indirectly, voting stock representing 50% or more of the total voting power of the voting stock of the Company or the surviving or transferee person.

f.                                  Social Security.  Employee will be subject to the various social insurances of the Home Country.  The Company shall, on Employee’s behalf, pay to the Home Company an amount for social insurance contributions, which will be equal to the amount which Employee would have paid had Employee continued to work and live in the Home Country.

g.                                 Vacation and Sick Leave.  Employee shall observe the Host Country’s official public holidays, as set forth by the Host Country, and such public holidays shall replace the public holidays observed in the Home Country.  In addition to the Host Country’s official public holidays, Employee shall be entitled to (i) 5 weeks paid time off per calendar year and (ii) sick leave on terms that are made generally available from time to time to similarly situated employees of the Company, in each case, in accordance with and subject to the Company’s respective paid time off and sick leave policies, as in effect from time to time.

h.                                Working Hours.  Employee shall observe the working hours that are expected of similarly situated employees of the Company.  The Company must agree in writing to any variation to these hours.

i.                                    Personal Travel Expense Reimbursement.  Employee is entitled to (i) 2 round-trip tickets to the Netherlands for Employee and his family, and (ii) 1 additional round-trip ticket to the Netherlands for Employee and his wife in the event of serious illness or death of a member of Employee’s family or a member of Employee’s wife’s family.  For the avoidance of doubt, any such travel shall be in accordance with the Company’s travel guidelines and expense reimbursement policy, as in effect from time to time.

j.                                   Professional Advisors.  Employee is entitled to tax advice from the Company’s designated tax advisors in both the US and the Netherlands at no cost to Employee in connection with the filing of Employee’s Tax Returns.  Employee acknowledges and agrees that he shall be obligated to follow the reasonable advice of such tax advisors and the Company hereby indemnifies Employee in connection with any such advice, which indemnity shall include any interest or penalties that may be incurred by Employee.

Employee is also entitled to reimbursement of up to a maximum of $5,000 in connection with Employee’s retention of independent legal counsel in connection with the negotiation of this Agreement.

k.                                Moving Expenses.  During the Term, Employee shall be entitled to a one-time reimbursement of any reasonable and documented moving expenses up to a maximum of $15,000 plus a maximum of up to 3 months of rent overlap between Employee’s two residences, if any.

l.                                    Pension Benefits.  During Employee’s international, long-term assignment, Employee shall remain a participant of the pension plan of the Home Country in accordance with applicable law, which amounts shall be paid by a subsidiary of the Company organized in the Home Country.

m.                            Education Expenses.  Employee shall be entitled to reimbursement of any reasonable and documented tuition expenses for Employee’s children up to a maximum of $18,600 in the aggregate for all children during the Term.

n.                                Car Allowance.  Employee has received a one-time lump sum payment in the aggregate amount of $6,500 as a car allowance.

o.                                Housing Allowance.  Employee shall receive an aggregate amount of $16,225 per month as a housing allowance, less applicable taxes, withholdings, and deductions, and any other deductions that may be authorized by Employee, from time to time, in accordance with applicable federal, state and/or local law, which housing allowance shall be payable together with the Annual Salary in accordance with Section 2.1(a).

p.                                Expenses.  In accordance with the next sentence, Employee shall be entitled to reimbursement for all reasonable expenses that he incurs in connection with the performance of his duties and obligations hereunder.  Upon presentment by Employee of appropriate and sufficient documentation, as determined in the Company’s sole direction, the Company shall reimburse Employee for all such reasonable expenses in accordance with the Company’s expense reimbursement policy, as in effect from time to time, and as may be deductible to the Company pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

3.                                      TERMINATION.

a.                                      Events of Termination.  The Company and Employee agree that this Agreement, and Employee’s employment with the Company, shall terminate upon the earliest to occur of the following events:

i.                              mutual written agreement of the Company and Employee;

ii.                           termination of Employee’s employment by the Company with Cause.  For purposes of this Agreement, the term “Cause” shall mean:  (a) any act or omission of Employee that, in connection with his employment with the Company, amounts to or constitutes a breach of a fiduciary duty, gross negligence, willful misconduct, or material misconduct, or that amounts to or constitutes fraud, embezzlement, or misappropriation, provided that any such act or omission has potential material adverse consequences to the Company; (b) Employee’s material breach of any term(s) of this Agreement which is not cured within five (5) days following the Company’s written notice of such a material breach; (c) Employee’s material violation of any policy(ies) established, adopted, or maintained by the Company which is not cured within five (5) days following the Company’s written notice of such material violation; (d) any act or omission of Employee that is demonstrably and materially injurious to the Company; (e) any act or omission of Employee that causes the Company to suffer or endure public disgrace, disrepute, or economic harm; (f) Employee’s misappropriation of corporate assets or corporate opportunities; (g) Employee’s refusal to perform the duties required or requested consistent with Employee’s obligations under this Agreement, which refusal continues for more than 5 days following the Company’s written notice of such refusal; or (h) any act or omission of Employee (other than any athletic activity) that renders Employee unable to carry out his material responsibilities, duties, and authorities as the Company’s

Chief Executive Officer and President of Live Entertainment in accordance with the terms and conditions of this Agreement;

iii.                        termination of Employee’s employment by the Company without Cause;

iv.                       termination of Employee’s employment by Employee with Good Reason, provided that Employee has first provided written notice of such reason to the Company no later than thirty (30) days after the event or occurrence constituting Good Reason first arises, with such notice affording the Company thirty (30) days, from the date of the Company’s receipt of such notice, to cure the deficiency, and further provided that, upon such cure by the Company, “Good Reason” shall not be deemed to exist for purposes of this Agreement.  The term “Good Reason” shall mean the occurrence of either of the following events without the consent of Employee:  (a) a material breach of this Agreement by the Company; or (b) a material reduction in Employee’s responsibility, authority, or duties relative to Employee’s responsibility, authority or duties in effect immediately prior to such reduction, except for any change in title or reporting relationship (such title or reporting change shall not, in and of itself, constitute Good Reason);

v.                          termination of Employee’s employment by Employee, upon fourteen (14) calendar days’ prior written notice to the Company, without Good Reason;

vi.                       death or Disability of Employee.  Employee shall be deemed to be “Disabled” if he is unable to perform the essential functions of his position, with or without a reasonable accommodation, for either 120 consecutive days, or 180 aggregate days in a twelve-month period, by reason of any physical or mental impairment; or

vii.                    the commencement of Employee’s employment under the Dutch Employment Agreement.

b.                                      Termination Date.  This Agreement shall terminate in accordance with the following schedule (as applicable to the particular circumstances surrounding Employee’s termination, the “Termination Date”):

i.                              if the Agreement is terminated pursuant to Section 3(a)(i), upon the date that the Parties mutually agree, in writing, to terminate the Agreement and Employee’s employment with the Company;

ii.                           if the Agreement is terminated pursuant to Section 3(a)(ii) or 3(a)(iii), immediately upon the date when written notice thereof is mailed or delivered personally to Employee, or any such other date as may be set forth in such written notice;

iii.                        if this Agreement is terminated pursuant to Section 3(a)(iv), thirty (30) days after an officer of the Company has received written notice thereof, via mail or personal delivery, from Employee, and only then if the

Company has not cured any deficiency described in such notice by such date;

iv.                       if this Agreement is terminated pursuant to Section 3(a)(v), fourteen (14) calendar days after the Chief Executive Officer of the Company has received written notice thereof, via mail or personal delivery, from Employee;

v.                          if this Agreement is terminated pursuant to Section 3(a)(vi), immediately upon the date of Employee’s death or Disability; or

vi.                       if the Agreement is terminated pursuant to Section 3(a)(vii), immediately upon the effective date of the Dutch Employment Agreement.

4.                                      EFFECT OF TERMINATION.

a.                                Termination by the Company Without Cause.  Expressly excluding any termination pursuant to Sections 3(a)(i), (ii), (iv), (v), (vi) or (vii), if (i) this Agreement is terminated by the Company without Cause pursuant to Section 3(a)(iii) above or (ii) if the Company or one of its affiliates declines to offer Employee employment under a Dutch Employment Agreement or a US Employment Agreement, in either case, in accordance with the terms and conditions of this Agreement (with the Company agreeing that it may decline to offer the Employe employment under the Dutch Employment Agreement or the US Employment Agreement, as the case may be, by providing Employee with written notice thereof not less than 90 days prior to the end of the Term), then Employee shall receive:

i.                              any Annual Salary earned but unpaid as of the Termination Date plus the pro rata amount of the Annual Bonus to the extent unpaid as of the Termination Date (collectively, the “Statutory Amounts”); and

ii.                           subject to Employee meeting the terms and conditions of Section 4(f) below, an amount (the “Severance Payment”) equal to 12 months of the Employee’s then-current Annual Salary as of the Termination Date (such salary on a per month basis, the “Monthly Salary”) plus an additional amount equal to the Monthly Salary for each full calendar year of Employee’s employment hereunder starting on January 1, 2015 plus an additional amount equal to the sum of (x) the Annual Bonus and (y) 1/12th of the Annual Bonus for each full calendar year of the Employees’s employment hereunder Starting on January 1, 2015.  The Severance Payment, if owed to Employee pursuant to the terms and conditions of this Agreement, shall be paid, in the Company’s sole discretion, either (1) in a lump sum no later than 70 days after the Termination Date or (2) in 12 substantially equal monthly installments commencing with the first regular payroll of the Company following the effective date of the Release (as that term is defined below).

b.                                Termination by Employee with Good Reason.  If this Agreement is terminated by Employee with Good Reason at any time during the Term, subject to the notice and cure period provided in Section 3(a)(iv), Employee shall receive:

i.                              the Statutory Amounts; and

ii.                           subject to Employee meeting the terms and conditions of Section 4(f) below, an amount equal to the Severance Payment.  The Severance Payment, if owed to Employee pursuant to the terms and conditions of this Agreement, shall be paid, in the Company’s sole discretion, either (1) in a lump sum no later than 70 days after the Termination Date or (2) in 12 substantially equal monthly installments commencing with the first regular payroll of the Company following the effective date of the Release.

c.                                 Termination Due to Death or Disability of Employee.  If this Agreement is terminated due to the death or Disability of Employee at any time during the Term, Employee or Employee’s estate, as applicable, shall receive:

i.                              the Statutory Amounts; and

ii.                           subject to Employee meeting the terms and conditions of Section 4(f) below, an amount equal to 6 months of the then-current Annual Salary as of the Termination Date (or such greater amount provided for under the laws of the Home Country) plus 50% of Employee’s Annual Bonus for the prior year, which shall be paid in a lump sum no later than 70 days after the Termination Date.

d.                                      Termination with Cause.  If this Agreement is terminated by the Company with Cause pursuant to Section 3(a)(ii) above, Employee shall receive:

i.                              the Statutory Amounts; and

ii.                           subject to Employee meeting the terms and conditions of Section 4(f) below, an amount equal to 3 months of the then-current Annual Salary as of the Termination Date, which shall be paid in a lump sum no later than 70 days after the Termination Date.

e.                                       All Other Terminations.  Subject to Sections 4(a)-(d) above, if this Agreement is terminated (i) by Employee without Good Reason at any time during the Term, (ii) by mutual written agreement of the Company and Employee pursuant to Section 3(a)(i) at any time during the Term, (iii) upon the effective date of the Dutch Employment Agreement, or (iv) for any reason other than as specified in Sections 4(a)-(d), Employee shall receive only the Statutory Amounts.

f.                                        Release of Claims Against the Company.  Notwithstanding the foregoing, no payment shall be made or benefit provided to Employee or Employee’s estate, as applicable, pursuant to this Section 4 of the Agreement, other than the Statutory Amounts, unless Employee or a representative or agent of Employee’s estate, as applicable, signs and, if applicable, does not revoke a general release of all claims against the Company, and any related, affiliated, or associated persons and/or entities as the Company may designate or determine in its sole discretion, in such form as the Company may reasonably require (the “Release”).  The Release must be signed by Employee or Employee’s estate, as applicable, and returned to the Company within the period designated by the Company, which shall not extend later than fifty (50) days after the Termination Date.  Any payment to be made or benefit provided pursuant to this Section 4 of the Agreement shall be tendered in accordance with the schedule to be set forth in the Release.

5.                                      [INTENTIONALLY OMITTED].

6.                                      RESTRICTIVE COVENANTS.  The Parties acknowledge and agree that the Company is engaged in a highly competitive industry and that Employee is highly qualified to serve as the Company’s Chief Executive Officer and President of Live Entertainment based on Employee’s extensive experience in executive and managerial positions both with the Company and with ID&T USA LLC and affiliated companies.  More specifically, Employee served as (i) the Chief Executive Officer of ID&T USA LLC from 2012 until the Effective Date, (ii) the Chief Operations Officer of ID&Q B.V. from 2008 to 2010, and (iii) the Chief Executive Officer of ID&T Enterprise from 2010 through 2012, which positions have resulted in Employee having extensive knowledge of the Company, its operations, and its industry.  As a result of the foregoing, the Company would suffer irreparable harm and incur substantial damage if Employee were to enter into competition with the Company.  Therefore, in order for the Company to protect its legitimate business interests, Employee covenants and agrees as follows:

a.                                      Employee shall not, at any time during his employment with the Company (provided that the Company may, in its sole discretion, on not less than 180 days prior written notice to Employee, extend such temporal duration for up to an additional twenty four (24) months after the termination of such employment; provided, however, that the Company continues to pay Employee his then-current Annual Salary and Annual Bonus during such extended period beyond the period during which severance is being paid pursuant to Section 4a hereof), anywhere in (a) the New York City or Los Angeles metropolitan areas, or (b) any other area within 100 miles of any live event produced by the Company or any of its affiliates or licensees within the past 24 months which event had greater than 5,000 patrons, either directly or indirectly:  (i) accept employment with or render services to any person or entity that is a business competitor of the Company (including but not limited any person or entity relating in any way to live entertainment, electronic dance music, or the production of music festivals), or has at any time during Employee’s employment with the Company engaged or attempted to engage in business competition with the Company, in a position, capacity, or function that is similar, in title or substance, whether in whole or in part, to any position, capacity, or function that Employee held with or in which Employee served the Company; (ii) invest in any person or entity that is a business competitor of the Company (including but not limited any person or entity relating in any way to live entertainment, electronic dance music, or the production of music festivals), or has at any time during Employee’s employment with the Company engaged or attempted to engage in business competition with the Company, except that Employee may own up to one percent (1%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended; or (iii) perform services on his own behalf or personally engage in business competition with the Company (including but not limited to any services or engagement relating in any way to live entertainment, electronic dance music, or the production of music festivals);

b.                                      Employee shall not, at any time during his employment with the Company and for a period of one (1) year thereafter, for any reason, on his own behalf or on behalf of any other person or entity:  (i) solicit, invite, induce, cause, or encourage to alter or terminate his, her, or its business relationship with the Company any client, customer, supplier, vendor, licensee, licensor, or other person or entity that, at any time during Employee’s employment with the Company, had a business relationship with the Company, or any person or entity whose business the Company was soliciting or attempting to solicit at the time of Employee’s termination, (a) with whom Employee had contact, or for whom Employee performed services, to any extent, during his employment with the Company, and (b) with whom Employee did not have a business relationship prior to his employment with the Company; (ii) solicit, entice, attempt to solicit or entice, or accept business from any such client, customer, supplier, vendor, licensee, licensor, person, or entity; or (iii) interfere or attempt to interfere with any aspect of the business relationship between the Company and any such client, customer, supplier, vendor, licensee, licensor, person, or entity; and

c.                                       Employee shall not, at any time during his employment with the Company and for a period of one (1) year thereafter, either directly or indirectly, on his own behalf or on behalf of any other person or entity:  (i) solicit, invite, induce, cause, or encourage any director, officer, employee, agent, representative, consultant, or contractor of the Company to alter or terminate his, her, or its employment, relationship, or affiliation with the Company; (ii) interfere or attempt to interfere with any aspect of the relationship between the Company and any such director, officer, employee, agent, representative, consultant, or contractor; or (iii) engage, hire, or employ, or cause to be engaged, hired, or employed, in any capacity whatsoever, any such director, officer, employee, agent, representative, consultant, or contractor.

Employee further represents, warrants, agrees, and understands that:  (i) the covenants and agreements set forth in this Section 6 of the Agreement are reasonable in their geographic scope, temporal duration, and content; (ii) the Company’s agreement to employ Employee, and a portion of the compensation and consideration to be paid to Employee hereunder, are in consideration for such covenants and Employee’s continued compliance therewith; (iii) Employee shall not raise any issue of, nor contest or dispute, the reasonableness of the geographic scope, temporal duration, or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; (iv) the enforcement of any remedy under this Agreement will not prevent Employee from earning a livelihood, because Employee’s past work history and abilities are such that Employee can reasonably expect to find work in other areas and lines of business; (v) the covenants and agreements set forth in this Section 6 of the Agreement are essential for the Company’s reasonable protection, are designed to protect the Company’s legitimate business interests, and are necessary and implemented for legitimate business reasons; and (vi) in entering into this Agreement, the Company has relied upon Employee’s representation that he will comply in full with the covenants and agreements set forth in this Section 6 of the Agreement.  As used in this Section 6, the term “Company” shall mean the Company together with its affiliates.

7.                                      CONFIDENTIALITY.

a.                                      Confidential Information.  Employee acknowledges that during his employment with the Company, and by the nature of Employee’s duties and obligations hereunder, Employee will come into close contact with confidential information of the Company and its subsidiaries, affiliates, and/or other related entities, as applicable, including but not limited to:  trade secrets, know-how, Inventions (as that term is defined below), business plans, finances, pricing, sales and marketing information, products, research, market intelligence, services, forms, technologies, concepts, methods, sources, methods of doing business, patterns, processes, programs, devices, tools, compilations of information, development, manufacturing, purchasing, engineering, computer programs (whether in source code or object code), theories, techniques, procedures, strategies, systems, designs, works of art, the identity of and any information concerning affiliates or customers, or potential customers, information received from others that the Company is obligated to treat as confidential or proprietary, and any other technical, operating, financial, and other business information that has commercial value, whether relating to the Company, its business, potential business, operations, or finances, or the business of any of the Company’s affiliates, subsidiaries, related entities, clients, customers, suppliers, vendors, licensees, or licensors, that Employee may develop or of which Employee may acquire knowledge during his employment with the Company, or from his colleagues while working for the Company, whether prior to, during, or subsequent to his execution of this Agreement, and all other business affairs, methods, and information not readily available to the public (collectively, “Confidential Information”).  Confidential Information does not include:  (i) Employee’s general skills and experience; (ii) information that was lawfully in Employee’s possession prior to his employment with the Company (other than through breach by a third party of any confidentiality obligation to the Company); (iii) information that is or becomes publicly available without any direct or indirect act or omission on Employee’s part; (iv) information that is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that Employee shall first have given reasonable notice to the Company prior to making such disclosure, and shall have given the Company the opportunity to seek a protective order preventing or limiting such disclosure; or (v) information that is generally known within the industries or trades in which the Company transacts business.

In recognition of the foregoing, Employee covenants and agrees as follows:

i.                              Employee will use Confidential Information only in the performance of his duties and obligations hereunder for the Company.  Employee will not use Confidential Information, directly or indirectly, at any time during or after his employment with the Company, for his personal benefit, for the benefit of any other person or entity, or in any manner adverse to the interests of the Company.  Further, Employee will keep secret all Confidential Information and will not make use of, divulge, or otherwise disclose Confidential Information, directly or indirectly, to anyone outside of the Company, except with the Company’s prior written consent;

ii.                           Employee will take all necessary and reasonable steps to protect Confidential Information from being disclosed to anyone within the Company who does not have a need to know the information and to anyone outside of the Company, except with the Company’s prior written consent;

iii.                        Employee shall not at any time remove, copy, download, or transmit any information from the Company during the term of this Agreement, except for the benefit of the Company and in accordance with this Agreement and the Company’s policies; and

iv.                       Promptly upon Employee’s termination, and in any event no later than three (3) business days after Employee’s employment with the Company ceases, Employee shall return to the Company any and all Confidential Information in his possession, custody, or control, including but not limited to all memoranda, notes, records, plans, reports, forecast, marketing information, financial records and information, employee or contractor records and files, client lists, training materials, trade secrets, and all other documents (and all copies thereof), whether in electronic or hard copy form, which Employee obtained while employed by the Company or otherwise serving or acting on behalf of the Company, or which Employee may then possess or have under Employee’s control.

b.                                      Duration of Covenant.  Employee acknowledges and agrees that his obligations under this Section 7 of the Agreement shall remain in effect forever.  Notwithstanding the foregoing, nothing in this Agreement shall be construed as, or shall interfere with, abridge, limit, restrain, or restrict Employee’s right to communicate with any federal, state, or local government agency charged with the enforcement and/or investigation of claims of discrimination, harassment, retaliation, improper wage payments, or any other unlawful employment practices under federal, state, or local law, or to file a charge, claim, or complaint with, or participate in or cooperate with any investigation or proceeding conducted by, any such agency.

c.                                       Retention of All Other Rights.  Employee’s obligations under this Section 7 of the Agreement are in addition to, and not in place or lieu of, any other statutory or common law obligations that Employee may have with regard to the maintenance, preservation, protection, use, and/or disclosure of Confidential Information, and the Company specifically reserves all rights it may have against Employee should Employee violate any such statutory or common law obligations.  As used in this Section 7, the term “Company” shall mean the Company together with its affiliates.

8.                                      INJUNCTIVE RELIEF.  Employee agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by Employee of the covenants and agreements set forth in Sections 6 and 7 of this Agreement, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, and notwithstanding any other provision of this Agreement, Employee agrees that if Employee breaches, or the Company reasonably believes that Employee is likely to breach, Sections 6 or 7 of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company.  Any award or relief to the Company may, in the discretion of the court, include the Company’s costs and expenses of enforcement (including reasonable attorneys’ fees, court costs, and expenses).  Nothing contained in this Section 8 of the Agreement or in any other provision of the Agreement shall restrict or limit in any manner the Company’s right to seek and obtain any form of relief, legal or equitable, and shall not waive the Company’s right to any other relief related to any dispute arising out of this Agreement or related to Employee’s employment with the Company.

9.                                      WORKS FOR HIRE.  As it is used in this Section 9 of the Agreement, the term “Inventions” means all discoveries, designs, creations, developments, improvements, methods, techniques, practices, methodologies, data models, databases, scripts, know-how, processes, application program interfaces, software programs, software source documents and training manuals, codes, works of authorship, ideas, inventions, and contributions of any kind, whether or not they are patentable or registrable under federal or state copyright laws or similar statutes or protectable under common-law principles, and regardless of their form or state of development, that are made or conceived by Employee, alone or with others, or while Employee was serving as a consultant to the Company.  Notwithstanding anything else in this Agreement, this Section 9 shall not apply to an Invention for which no software program, application program interface, equipment, supplies, resources, facilities, data, products, information, materials, or trade secret information of the Company was used, and which was developed entirely on Employee’s own time, unless the Invention:  (i) relates to the Company’s business or potential business; or (ii) results from tasks assigned to Employee by the Company or from work performed by Employee for the Company.

All Inventions are exclusively the property of the Company.  Employee will promptly disclose in writing, in full detail to persons authorized by the Company, all Inventions which Employee makes during his employment with the Company and for a period of one (1) year immediately following the end of Employee’s employment with the Company, which relate either to Employee’s work assignment at the Company, or to the Company’s trade secrets or confidential or proprietary information, for the purpose of determining the Company’s rights in each such Invention.  Employee will not file any patent application relating to any such Invention without the prior written consent of the Company’s Chief Executive Officer or his/her designee.  If Employee does not prove that Employee made the Invention entirely after leaving the Company’s employment, the Invention is presumed to have been made during the period of time Employee was employed by the Company.

All Inventions will belong solely to the Company from conception.  The Company shall be the sole owner of all issued patents, pending patent applications, copyrights, domain names, trade secrets, trademarks, service marks, and all other intellectual property or other rights (collectively, the “Proprietary Rights”) in connection with all Inventions in the US and/or in any other country.  Employee further acknowledges and agrees that such Inventions and other works of authorship are “works made for hire” as defined in the U.S. Copyright Law, 17 U.S.C. § 101 et seq. (as amended), prepared by Employee within the scope of his employment with the Company, for purposes of the Company’s rights under copyright laws.  To the extent that title to any Invention or any materials comprising or including any Invention, including all Proprietary Rights embodied therein, does not, by operation of law, vest in the Company, or is not considered “works made for hire,” Employee hereby irrevocably assigns to the Company all of his rights, title and interest to that Invention, including all Proprietary Rights embodied therein, free of all encumbrances and restrictions.  At any time during or after Employee’s employment with the Company that the Company requests, Employee will take any action, including signing whatever written documents of assignment the Company deems reasonably necessary, to formally evidence Employee’s irrevocable assignment to the Company of any Invention and all related Proprietary Rights, and, upon the Company’s request, he shall deliver to the Company any documents which the Company deems necessary to effect the transfer or prosecution of rights for all Inventions and Proprietary Rights in the US and/or in any other country.  At all times during and after Employee’s employment with the Company, Employee will assist the Company in obtaining, maintaining and renewing patent, copyright, trademark and other appropriate protection for any Invention, in the US and in any other country, at the Company’s expense.  In the event that the Company is unable, after reasonable effort, to secure Employee’s signature on any document or documents needed to apply for or prosecute any patent, copyright, domain name, trademark, or other right or protection relating to an Invention, for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on Employee’s behalf to execute and file any such application or applications, and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, domain names, trademarks, or similar protections thereon with the same legal force and effect as if executed by Employee.  Employee hereby waives all rights of publicity, moral rights or droit morale, and agrees not to enforce or permit others to enforce such rights against the Company or its successors in interest.

On Schedule A, which is an integral part of this Agreement, Employee has completely identified (without disclosing any trade secret, proprietary or other confidential information) every Invention he made before his employment with the Company in which Employee has an ownership interest and which is not the subject matter of an issued patent or a printed publication at the time Employee signs this Agreement.  If Employee becomes aware of any projected or actual use of any such Invention by the Company, Employee will promptly notify the Company in writing of said use.  Except as to the Inventions listed on Schedule A or those which are the subject matter of an issued patent or a printed publication at the time Employee signs this Agreement, Employee will not assert any rights against the Company with respect to any Invention made before his employment with the Company.

10.                               NOTICES.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been given (i) when delivered personally or by hand (with written confirmation of receipt); (ii) if sent by a nationally-recognized overnight courier, on the date received by the addressee (with written confirmation of receipt); or (iii) on the date sent by electronic mail or facsimile (with confirmation of transmission), to the recipient(s) and address(es) specified below (or to such other recipient and/or address as either Party may, from time to time, designate in writing in accordance with the terms and conditions of this Agreement):

If to Employee:
Ritty van Straalen
476 2nd Street
Brooklyn, NY 11215

If to the Company:
SFX Entertainment, Inc.
430 Park Avenue, 6th Floor
New York, NY 10022
Attention: General Counsel

11.                               LEGAL REPRESENTATION.  Employee acknowledges that he was advised to consult with, and has had ample opportunity to receive the advice of, independent legal counsel before executing this Agreement — and the Company hereby advises Employee to do so — and that Employee has fully exercised that opportunity to the extent he desired.  Employee acknowledges that he had ample opportunity to consider this Agreement and to receive an explanation from such legal counsel of the legal nature, effect, ramifications, and consequences of this Agreement.  Employee warrants that he has carefully read this Agreement, that he understands completely its contents, that he understands the significance, nature, effect, and consequences of signing it, and that he has agreed to and signed this Agreement knowingly and voluntarily of his own free will, act, and deed, and for full and sufficient consideration.

12.                               DIRECTION, REPORTING, SUPERVISION AND CONTROL OF THE EMPLOYEE.  Employee will work under the direction of the CEO of the Company and be responsible to the CEO and the Board of Directors of the Company.  The Company has the right to set reasonable performance criteria and define the duties and activities to be performed by Employee consistent with the Employee’s position with the Company, including sole control over the tasks which Employee must perform and the manner in which those tasks are to be performed.  The CEO of the Company shall exercise day-to-day supervision and control over Employee and be responsible for all of Employee’s work during the Term.  Employee shall be treated by the Company like other similarly situated employees of the Company, and Employee shall be bound by the policies and procedures of the Company.

13.                               RELATIONSHIP BETWEEN THE PARTIES.  This Agreement shall not constitute either a contract for the Home Company to provide services through Employee to the Company or a partnership between the Home Company and the Company.

14.                               LIABILITY DURING SECONDMENT.  The Home Company shall not be liable for any act or omission of Employee during the Term, including any liability by way of negligence or arising from any duty of care which may exist, whether by way of contract or otherwise, and the Company shall not make any claim against the Home Company based on any act or omission of the Employee which occurs during the Term.  During the Term, Employee shall not have the authority to act for or on behalf of the Home Company.  Notwithstanding the foregoing, during the Term, the Home Company shall guarantee the obligations of the Company to pay the housing allowance as set forth in Section 2(o) in the event that the Company fails to do so.

15.                               COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE.  Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, amounts payable to Employee pursuant to Sections 4(a)(ii), 4(b)(ii), or 4(c)(ii) of this

Agreement shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals), as applicable.  For this purpose, each payment (including each monthly installment) shall be considered a separate and distinct payment, and each payment made in reliance on Treas. Reg. Section 1.409A-1(b)(9) shall only be payable if the Employee’s termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h).

16.                               ENTIRE AGREEMENT; AMENDMENT.  This Agreement, together with all exhibits and schedules annexed hereto, constitutes the entire agreement among the parties hereto relating to the subject matter hereof, and supersedes and cancels all prior agreements and understandings, whether oral or written, with respect to the same, including the Initial Secondment Agreement.  In entering into and performing under this Agreement, neither the Company nor Employee has relied upon any promises, representations, or statements except as expressly set forth herein.  No modification, alteration, amendment, revision of, or supplement to this Agreement shall be valid or effective unless the same is memorialized in a writing signed by both by Employee and a duly-authorized representative or agent of the Company.  Neither e-mail correspondence, text messages, nor any other electronic communications constitutes a writing for purposes of Section 10 of this Agreement.

17.                               GOVERNING LAW.  This Agreement shall in all respects be interpreted, enforced, and governed by and continued and enforced in accordance with Dutch law.  Any dispute, action or proceeding in connection with the matters related to or arising out of this Agreement shall be submitted to the jurisdiction of the relevant court in the Home Country.

18.                               ASSIGNMENT.  This Agreement shall not be assignable by Employee, but shall be binding upon Employee and upon his heirs, administrators, representatives, executors, and successors.  This Agreement shall be freely assignable by the Company without restriction and shall be deemed automatically assigned by the Company with Employee’s consent in the event of any sale, merger, share exchange, consolidation, or other business reorganization.  This Agreement shall inure to the benefit of the Company and its successors and assigns.

19.                               SEVERABILITY.  If one or more of the provisions of this Agreement is deemed void by law, then the remaining provisions shall continue with full force and effect and, if legally permitted, such offending provision or provisions shall be replaced with an enforceable provision or enforceable provisions that as nearly as possible effects the parties’ intent.  Without limiting the generality of the foregoing, the parties hereby expressly state their intent that, to the extent any provision of this Agreement is deemed unenforceable due to the scope, whether geographic, temporal, or otherwise, being deemed excessive, unreasonable, and/or overbroad, the court, person, or entity rendering such opinion regarding the scope shall modify such provision(s), or shall direct or permit the parties to modify such provision(s), to the minimum extent necessary to cause such provision(s) to be enforceable.

20.                               SURVIVAL.  Upon the termination or expiration of this Agreement, Sections 4 through 9, and 11 through 22, shall survive such termination or expiration, and shall continue, with full force and effect, in accordance with their respective terms and conditions.

21.                               WAIVER.  The failure of either Party to insist, in any one or more instances, upon the performance of any of the terms, covenants, or conditions of this Agreement or to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any rights, and the obligations of the Party with respect to such future performance shall continue with full force and effect.  No waiver of any such right will have effect unless given in a writing signed by the Party against whom the waiver is to be enforced.

22.                               CHANGE OF CONTROL.  In the event of a Change of Control Transaction, this Agreement shall continue in full force and effect; provided, however, that upon a Change of Control Transaction, Employee shall have the right to exercise the Dutch Employment Option regardless of whether the Minimum US Employment Period has then been fulfilled.

23.                               SECTION HEADINGS.  The section headings used in this Agreement are included solely for convenience, and shall not affect, or be used in connection with, the interpretation of this Agreement.

24.                               COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature page follows.]

SFX ENTERTAINMENT, INC.

By:	/s/ Richard Rosenstein
Name: Richard Rosenstein
Title: Chief Financial Officer and Chief Administrative Officer

ID&T ENTERPRISE B.V. By: ID&T Management B.V., its director		ID&T/SFX NORTH AMERICA LLC

By:	/s/ Richard Rosenstein	By:	/s/ Sheldon Finkel
Name: Richard Rosenstein			Name: Sheldon Finkel
Title: Director			Title: Co-Chief Executive Officer

EMPLOYEE

/s/ Ritty van Straalen
Ritty van Straalen